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                                                                   EXHIBIT 10.65


                               September 21, 1998


Catalyst Semiconductor, Inc.
1250 Borregas Avenue
Sunnyvale, California  94089
Attention:  Tom Gay

Dear Mr. Gay:

     References is hereby made to that certain Loan and Security Agreement, dated June 19, 1997, by and between Catalyst Semiconductor, Inc.,.a Delaware corporation ("Catalyst") and Coast Business Credit ("Coast"), (the "Agreement") and that certain Loan and Security Agreement, CEFO Facility, dated June 19, 1997 between Catalyst and Coast (the "CEFO Agreement"). Initially capitalized terms used in this forbearance letter which are not otherwise defined shall have the meanings assigned to such terms in the Agreement and the CEFO Agreement, as applicable.

     Catalyst has failed to comply with Section 6.1(a), 6.1(c), 6.1(f), 6.1(g) and 6.1(n) (Catalyst's Defaults under 6.1(a), 6.1(c), 6.1(f), 6.1(g) and 6.1(n)
through July 31, 1998 are hereinafter referred to as the "Existing Defaults") of the Agreement and the CEFO Agreement due to the fact that Catalyst has failed to accurately report on the Collateral, failed to file its 10Q and 10K reports as required under Section 4.2, failed to maintain the required Tangible Net Worth, failed to promptly notify Coast in writing of changes to its officers and directors as required under Section 4.5, and failed to adequately protect the Collateral from material decreases in value to the point that Coast deems itself insecure.

     The Existing Defaults constitute constitute Events of Default under and as defined in the Agreement and the CEFO Agreement. The occurrence of such Events of Default entitles Coast, at its election and without demand, to immediately cease makings loans to Catalyst, to enforce Coast's rights against the Collateral, and to declare the Obligations to be due and payable.

     Catalyst has requested that Coast forbear from taking action on the Existing Defaults. Coast is willing to and does hereby agree to forbear taking action the Existing Defaults until March 31, 1999, provided that a non-refundable fee of $10,000, fully earned upon delivery hereof, payable to Coast on or before September 21, 1998. Any Event of Default other than an Existing Default shall not be subject to this forbearance.

     The forbearance set forth hereinabove is limited as set forth above and shall not be deemed to (a) be a waiver or modification of any other term or condition of the Agreement,


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the CEFO Agreement or any other loan documents or (b) prejudice any right or remedy which Coast may now have or may have in the future under or in connection with the Agreement, the CEFO Agreement or any loan document. Coast reserves the right to rely upon, declare and enforce remedies based upon the Existing Defaults: (a) on or after March 31, 1999, or (b) upon the occurrence of any other Event of Default.

     Please acknowledge your receipt of this forbearance letter and acceptance of the foregoing terms and conditions by signing and dating the enclosed counterpart of this forbearance letter where indicated below and returning same to the undersigned as soon as possible.

                                             Very truly yours,

                                             COAST BUSINESS CREDIT


                                             By: /s/ Jeffrey Cristol
                                                -------------------------
                                             Name:   Jeffrey Cristol
                                             Title:  Vice President


Acknowledge and Agreed to as of the
21st day of September, 1998

CATALYST SEMICONDUCTER, INC.

By: /s/ Thomas E. Gay III
   ---------------------------------
Title:  VP & CFO